Sub-Item 77I

The Dreyfus Third Century Fund, Inc. (the "Fund")

At a meeting held on July 20, 2016, the Board of Directors of the Fund approved a proposal to offer Class Y shares as a new share class of the Fund.

A description of the Fund's Class Y shares are included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 76 to the Fund's Registration Statement ("Post-Effective Amendment No. 76"), filed with the Securities and Exchange Commission on September 28, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n) to Post-Effective Amendment No. 76 and is incorporated by reference herein.